Exhibit 10.31

Bitcoin Depot

3343 Peachtree Rd NE Suite 750

Atlanta, GA, 30326

678-435-9604

Bitcoindepot.com

November 18, 2024 Scott,

Your compensation will be changed effective November 18, 2024.

In addition to your base pay of $350,000, you are now eligible for a biweekly bonus of $8,000. This bonus recognizes that you will be taking on the role of fractional CFO in addition to your standard duties as COO. Once a replacement is found, you will no longer be eligible for this additional bonus.

You will still be eligible for an annual discretionary bonus of up to $100,000 based on the overall performance of Bitcoin Depot as a company and personal KPIs as established by you and the CEO (or your then-current supervisor).

Please note: Your employment with Bitcoin Depot remains, at all times, AT-WILL. This letter is not a contract for employment nor an offer of contract for employment nor is it a promise or guarantee of employment for any speciﬁc duration.

Brandon Mintz

Chief Executive Oﬃcer